                                                                    EXHIBIT 11.1

                                   REXEL INC.
                         COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Income from continuing operations..............................................  $  21,100  $   9,258  $   6,890
Income (loss) from discontinued operations.....................................     --           (327)     1,517
                                                                                 ---------  ---------  ---------
Income before extraordinary charge and cumulative effect of accounting
 change........................................................................     21,100      8,931      8,407
Extraordinary charge...........................................................     (1,325)    --         --
Cumulative effect of accounting change for income taxes........................     --         --            660
                                                                                 ---------  ---------  ---------
Income applicable to primary common and common equivalent shares...............     19,775      8,931      9,067
Interest reduction, net of taxes, upon conversion of Convertible Subordinated
 Debentures....................................................................      1,182      1,960      1,995
                                                                                 ---------  ---------  ---------
Income applicable to fully diluted common shares...............................  $  20,957  $  10,891  $  11,062
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Primary shares:
Weighted average number of common shares and common share equivalents outstanding during the year
 Common (net of treasury stock)................................................     24,687     23,734     20,947
  Options......................................................................        262         31         23
                                                                                 ---------  ---------  ---------
                                                                                    24,949     23,765     20,970
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Fully diluted shares:
Weighted average number of common shares and common share equivalents outstanding during the year:
  Common (net of treasury stock)...............................................     24,687     23,734     20,947
  Options......................................................................        262         31         23
  Conversion of Subordinated Debentures........................................      3,265      5,225      5,225
                                                                                 ---------  ---------  ---------
                                                                                    28,214     28,990     26,195
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
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